Exhibit (e)(10)

MAXWELL SHOE COMPANY INC.

101 SPRAGUE STREET, P.O. BOX 37

READVILLE (BOSTON), MA 02137-0037

INFORMATION STATEMENT PURSUANT TO SECTION 14(F)

OF THE SECURITIES EXCHANGE ACT OF 1934

AND RULE 14F-1 THEREUNDER

This Information Statement is being mailed on or about June 21, 2004 with Amendment No. 15 to the Solicitation/Recommendation Statement on Schedule 14D-9 (as amended, the “Schedule 14D-9”) of Maxwell Shoe Company Inc. (the “Company”). You are receiving this Information Statement in connection with the possible election of persons designated by Jones Apparel Group, Inc. (“Jones”) to a majority of the seats on the Board of Directors of the Company (the “Board”). You are urged to read this Information Statement carefully. You are not, however, required to take any action. Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Schedule 14D-9.

MSC Acquisition Corp., a wholly-owned subsidiary of Jones (“MSCAC”), is offering to purchase all of the outstanding shares of Class A Common Stock, par value $.01 per share, (the “Company Common Stock”) of the Company at a purchase price of $23.25 per share (the “Second Revised Offer”). The Second Revised Offer is scheduled to expire at 5:00 p.m. New York City time, on July 6, 2004. Pursuant to the Agreement and Plan of Merger, dated as of June 18, 2004, among Jones, MSCAC and the Company (the “Merger Agreement”), at the expiration of the Second Revised Offer, upon the terms and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, it is contemplated that MSCAC will purchase all of the Company Common Stock validly tendered pursuant to the Second Revised Offer and not withdrawn. The consummation of the Second Revised Offer pursuant to the terms of the Merger Agreement would result in a change of control of the Company. Following the consummation of the Second Revised Offer and subject to the other conditions contained in the Merger Agreement, including, if required by law, obtaining the necessary vote of the Company’s stockholders in favor of the Merger Agreement, MSCAC will be merged with and into the Company (the “Merger”) and each outstanding share of Company Common Stock not tendered into the Second Revised Offer (other than shares held by the Company, Jones, MSCAC or stockholders properly perfecting appraisal rights under Delaware law) will be converted into the right to receive $23.25 in cash, without interest. Following the consummation of the Merger, the Company will continue as the surviving corporation.

The information contained in this Information Statement concerning Jones and MSCAC has been furnished to the Company by Jones and MSCAC, and the Company assumes no responsibility for the accuracy or completeness of such information.

BOARD OF DIRECTORS

General

The Company Common Stock is the only class of voting stock of the Company outstanding and the holders of the Common Stock are entitled to one vote per share. As of June 16, 2004, there were 14,876,431 shares of Company Common Stock issued and outstanding. The Board currently consists of five members, and there are currently no vacancies; the size and composition of the Board are subject to certain contractual commitments set forth in the Merger Agreement and described below. Each director of the Company holds office until the next annual meeting of stockholders or until his or her successor has been elected and qualified.

Right to Designate Directors

The Merger Agreement provides that, promptly upon the acceptance for payment of, and payment for any shares of Company Common Stock by MSCAC pursuant to the Second Revised Offer, MSCAC shall be entitled, subject to Section 14(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to designate for appointment or election such number of directors on the Board as will give MSCAC representation on the Board (the “Jones Designees”) equal to that number of directors, rounded down to the nearest whole number, which is the product of (a) the total number of directors on the Board (after giving effect to directors elected pursuant to this sentence) multiplied by (b) the percentage that (i) such number of shares of Company Common Stock so accepted for payment and paid for by MSCAC bears to (ii) the number of such shares outstanding. Subject to applicable law, the Company shall use its reasonable efforts to cause Jones’s Designees to be elected to the Board. To the extent necessary, the Company shall either increase the size of the Board or obtain the resignation of such number of its current directors as is necessary to enable the Jones Designees to be elected or appointed to the Board. Notwithstanding the foregoing, the Merger Agreement further provides that at least two directors who were directors of the Company as of the date of the Merger Agreement and who are not officers of the Company shall continue to serve on the Board until the effectiveness of the Merger.

The Jones Designees

Jones has informed the Company that the Jones Designees will be selected by Jones from among any of the directors and executive officers of Jones or MSCAC set forth below. The following table sets forth certain information with respect to individuals Jones may designate as the Jones Designees (including age as of the date hereof, current principal occupation or employment and five-year employment history). Unless otherwise indicated below, each occupation set forth opposite each person relates to employment with Jones. The business address of each person is c/o Jones at 250 Rittenhouse Circle, Keystone Park, Bristol, Pennsylvania 19007, their telephone number at that address is (215) 785-4000 and each such person is a citizen of the United States.

Name	Age	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Peter Boneparth	44	Director of Jones since 2001. President and Chief Executive Officer of Jones. Mr. Boneparth was named President of Jones in March 2002 and Chief Executive Officer in May 2002. He also serves as Chief Executive Officer of McNaughton Apparel Group Inc. (“McNaughton”). He has been Chief Executive Officer of McNaughton since June 1999, and had been President of McNaughton from April 1997 until January 2002, and Chief Operating Officer of McNaughton from 1997 until its acquisition by Jones. Prior to that time, Mr. Boneparth was Executive Vice President and Senior Managing Director of Investment Banking for Rodman & Renshaw, Inc., an investment banking firm, from March 1995 to April 1997.

Anita Britt	41	Executive Vice President of Finance of Jones. Ms. Britt was named Executive Vice President of Finance of Jones in May 2002. She served as Director of Investor Relations and Financial Planning from 1996 to August 2000, Vice President, Finance and Investor Relations from September 2000 to February 2001 and Senior Vice President, Finance and Investor Relations from March 2001 to April 2002.

Rhonda J. Brown	48	President and Chief Executive Officer of Footwear, Accessories and Retail Group of Jones and President and Chief Executive Officer of Nine West Footwear Corporation and Jones Retail Corporation. Ms. Brown joined Jones as President and Chief Executive Officer of Nine West Group Inc. and President and Chief Executive Officer of Jones’s Footwear, Accessories and Retail Group in October 2001. Prior to joining Jones, Ms. Brown served as President of Steve Madden, Ltd. from February 2000 to

Name	Age	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
		September 2001. Ms. Brown also served as Chief Operating Officer of Steve Madden, Ltd. from July 1996 to January 2001 and as a director of that company from October 1996 to September 2001.

Wesley R. Card	56	Chief Operating and Financial Officer of Jones. Mr. Card has been Jones’s Chief Financial Officer since 1990. He was also named Chief Operating Officer of Jones in March 2002.

Ira M. Dansky	59	Executive Vice President, General Counsel and Secretary of Jones. Mr. Dansky has been Jones’s General Counsel since 1996 and Secretary since January 2001. He was elected an Executive Vice President of Jones in March 2002.

Patrick M. Farrell	54	Senior Vice President and Corporate Controller of Jones. Mr. Farrell was appointed Vice President and Corporate Controller of Jones in November 1997 and Senior Vice President of Jones in September 1999.

Jones has informed the Company that each of the individuals listed above has consented to act as a director, if so designated. If necessary, Jones may choose additional or other Jones Designees, subject to the requirements of Rule 14f-1 of the Exchange Act.

None of the Jones Designees is currently a director of, or holds any position with, the Company. Jones and MSCAC have advised the Company that, to the best of their knowledge, none of the Jones Designees or any of his or her affiliates (i) has a familial relationship with any directors or executive officers of the Company, or (ii) has been involved in any transactions with the Company or any of its directors, officers, or affiliates which are required to be disclosed pursuant to the rules and regulations of the Securities and Exchange Commission, except as may be disclosed herein.

Jones and MSCAC have advised the Company that none of the Jones Designees during the past five years, has (i) been party to federal bankruptcy law or state insolvency law proceedings, whereby a petition was filed by or against such designee or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such designee, (ii) been convicted in a criminal proceeding (excluding traffic misdemeanors) or (iii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order with respect to engaging in any type of business practice or enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or federal commodities laws, or a finding of any violation of federal or state securities laws.

Current Board of Directors

To the extent the Board will consist of persons who are not Jones Designees, the Board is expected to continue to consist of those persons who are currently directors of the Company who do not resign.

The names of the current members of the Board and certain information about them are set forth below:

Name	Age	Position	Executive Officer or Director Since
Mark J. Cocozza	55	Chairman of the Board of Directors and Chief Executive Officer	1987
James J. Tinagero	51	Chief Operating Officer, Executive Vice President, Secretary and Director	1996
Stephen A. Fine(1)	56	Director	1994
Malcolm L. Sherman(1)	72	Director	1994
Anthony J. Tiberii(1)	64	Director	2000

(1)	Member of the Audit Committee, the Compensation and Stock Option Committee and the Corporate Governance and Nominating Committee.

Mr. Mark J. Cocozza was appointed Chairman of the Board and Chief Executive Officer in April 1998. Prior to that he served as President and Chief Operating Officer from October 1993 to April 1998, and served as President of the Mootsies Tootsies division since joining the Company in 1987. Prior to joining the Company, Mr. Cocozza served as President of the Sperry Top-Sider division of the Stride Rite Corporation. Mr. Cocozza has more than thirty years experience in the footwear industry. The business address of Mr. Cocozza is 101 Sprague Street, P.O. Box 37, Readville (Boston), Massachusetts 02137-0037.

Mr. James J. Tinagero joined the Company as Executive Vice President in April 1996 and was appointed a Director and Secretary in 1998, and appointed Chief Operating Officer in 2000. Mr. Tinagero served as President and Director of International Sales & Marketing Corporation, a New York based consulting firm for consumer products companies from 1993 to 1996, as Executive Vice President of Bonaventure Textiles, U.S.A., a women’s apparel company from 1992 to 1993, as President of Albert Nipon, a women’s designer dress company from 1991 to 1992, and as President of Anne Klein and Company, a designer sportswear company from 1987 to 1991. From 1980 to 1987, he held various executive positions with Stride Rite Corporation. The business address of Mr. Tinagero is 101 Sprague Street, P.O. Box 37, Readville (Boston), Massachusetts 02137-0037.

Mr. Stephen A. Fine has served as a member of the Board of the Company since May 1994. Since 1985, Mr. Fine has been a Director and President of the Biltrite Corporation, a manufacturer of a variety of rubber and plastic products, and from 1982 to 1985, Mr. Fine served as Executive Vice President of Biltrite. From 1970 to 1982, Mr. Fine held various executive positions with American Biltrite Inc. Mr. Fine also serves as a member of the Board of Directors of K-Swiss Inc., a manufacturer of athletic footwear. The business address of Mr. Fine is c/o the Biltrite Corporation, 51 Sawyer Road, P.O. Box 9045, Waltham, MA 02454-9045.

Mr. Malcolm L. Sherman served as a member of the Board of the Company from May 1994 until November 1999 (when he resigned in order to avoid a potential conflict of interest) and was re-elected to the Board in late January 2000 (when the potential conflict no longer existed). From 1994 until 1999, Mr. Sherman was on the Board of Directors and served as Chairman of the Board and Chief Executive Officer at Ekco Group Inc. Mr. Sherman has been a member of the Board of Directors of One Price, Inc., a company engaged in the apparel business since 1993 and Active International, a media barter company since 1999. He has been Chairman of Gordon Brothers Group LLP, a merchant services business since 1993. He also served as President and Chief Executive Officer of Morse Shoe, Inc., a footwear retailer from 1992 to 1993, as a member of the Board of Directors of United States Trust Co. from 1980 to 1993, and as a member of the Board of Directors of CompuChem Labs Inc., a company specializing in drugs of abuse and environmental testing from 1982 to 1993.

Mr. Sherman was the CEO of SmartBargins.com from November 2000 to December 2001. The business address of Mr. Sherman is c/o the Gordon Brothers Group LLP, One Apple Hill, Suite 316, Natick, Massachusetts 01760.

Mr. Anthony J. Tiberii has served as a member of the Board of the Company since April 2000. After retiring from the Rockport Company in January of 2000, Mr. Tiberii has served as a consultant to: Reebok International Ltd. and its wholly owned subsidiary, The Rockport Company; Commonwealth Zoological Corporation, D/B/A Zoo New England; and various small businesses in the Boston area. From 1982 through 1999, Mr. Tiberii served in several executive officer roles for The Rockport Company, including President and Chief Executive Officer (October 1998-May 1999), Executive Vice President of Operations and Chief Financial Officer (1995-1998) and Senior Vice President and Chief Financial Officer (1982-1995). Mr. Tiberii has more than twenty years experience in the footwear industry. Mr. Tiberii also serves as a member of the Board of Directors of HR Stores, Inc., a Maryland Corporation operating independent Rockport retail stores. The business address of Mr. Tiberii is 101 Sprague Street, P.O. Box 37, Readville (Boston), Massachusetts 02137-0037.

Certain Relationships and Related Transactions

Except as otherwise disclosed herein, the Company is not aware of any transactions required to be disclosed pursuant to Item 404 of Regulation S-K.

As of June 16, 2004, the directors and executive officers of the Company held options to purchase 1,458,777 shares of Company Common Stock, 956,502 of which were vested and exercisable as of that date, with exercise prices ranging from $3.83 to $22.58 and an aggregate weighted average exercise price of $9.41 per share. Immediately prior to a change of control of the Company such as would occur if the Second Revised Offer is consummated, 502,275 unvested options to purchase Company Common Stock held by directors and executive officers will fully vest and will terminate upon the consummation of a change of control. If a merger is consummated following the Second Revised Offer, the directors and executive officers would receive cash consideration equal to the product of the number of vested options they own and the difference between $23.25 and the exercise price of the options. Pursuant to the Merger Agreement, each outstanding and unexercised option to purchase Company Common Stock will be cancelled in the Merger and converted into the right to receive cash consideration equal to the difference, per option to purchase one share of Company Common Stock, between $23.25 and the exercise price of such option.

Effective July 1999, the Company entered into a license agreement (the “License”) with Kasper A.S.L., Ltd. (“Kasper”), under which the Company has the exclusive right to use the AK Anne Klein, Kasper and Albert Nipon brands in connection with the manufacture, advertising, promotion, distribution and sale of footwear for women. The License, which was amended in March 2002, covers the United States, Canada and Puerto Rico. The Company extended the term of the License, as amended, for an additional five year term ending December 31, 2007, with an option to extend, subject to certain conditions, through December 2012. The Company will pay the licensor a royalty on all net sales and is responsible for a guaranteed minimum royalty payment during each year of the agreement. The Company’s net sales relating to the License for the Company’s six months ended April 30, 2004 and for the Company’s fiscal years ended October 31, 2003 and October 31, 2002 were $40.6 million, $75.1 million and $64.1 million, respectively.

The licensor can terminate the License for a variety of reasons, including but not limited to default in performing any of the terms of the License and bankruptcy of the Company. The License also provides that if the Company contemplates the sale or other disposition of a controlling share of its business or assets related to the subject matter of the License, including, without limitation, through a sale of stock (but not including (1) a sale or disposition in which the Company’s management is an equity participant in the acquiring party, (2) sales that occur in the ordinary course of public trading or (3) sales to or other stock distributions through the Company’s employee benefit plans), the licensor may terminate the License if it does not approve the proposed transaction and the Company nevertheless elects to transfer ownership or control of its business or assets related to the subject matter of the License. In determining whether to approve the proposed transaction, the licensor shall make an informed decision whether in its discretion, the nature of the proposed transaction, the parties participating therein or the resulting ownership of the Company would adversely impact upon or affect the brands subject to the License or the Company’s ability to meet all of its material obligations under the License. Upon such a termination, the parties are to negotiate the timing of such termination. The License provides that the foregoing termination right does not arise if the business or assets sold by the Company do not relate to the License and if such sale does not, directly or indirectly, constitute a sale or transfer of the License or the Company’s rights thereunder or interfere with the Company’s ability to carry out its material obligations thereunder.

As a result of Jones’s acquisition of Kasper on December 1, 2003, Jones Investment Co. Inc., a wholly owned subsidiary of Jones, became the licensor under the License

Meetings and Committees of the Board of Directors

The Board held eight meetings in fiscal 2003 and all directors attended at least 75% of the meetings of the Board and committees of the Board of which they were members. All members of the Board are expected to attend each annual meeting and all directors were present at the 2003 Annual Meeting of Stockholders. The Board has determined that each of Messrs. Fine, Sherman and Tiberii are independent within the meaning of the National Association of Securities Dealers’ (the “NASD”) listing standards.

Audit Committee. The Audit Committee is comprised of Messrs. Fine, Sherman and Tiberii (Chairman), each of whom is independent within the meaning of the NASD listing standards. The Board has determined that Mr. Tiberii is a financial expert within the meaning of Regulation S-K, Item 401(h). The Audit Committee held five meetings during fiscal 2003. The Audit Committee is governed by a written charter adopted by the Board, as filed with the Securities and Exchange Commission (the “Commission”) on February 27, 2004. The responsibilities of the Audit Committee include (i) recommending to the Board the selection of the independent auditors; (ii) overseeing the accounting and financial reporting processes of the Company and the audits and (iii) reviewing the Company’s internal accounting controls. The Audit Committee is authorized to conduct such reviews and examinations as it deems necessary or desirable with respect to the Company’s accounting and internal control practices and policies, and the relationship between the Company and its independent auditors, including the availability of Company records, information and personnel. See “Report of the Audit Committee.”

Corporate Governance and Nominating Committee. On March 16, 2004, the Board approved the formation of a Corporate Governance and Nominating Committee to be comprised of Messrs. Fine (Chairman), Sherman and Tiberii, each of whom is independent within the meaning of the NASD listing standards. The Corporate Governance and Nominating Committee is governed by a written charter adopted by the Board, and filed as an exhibit to the Company’s Current Report on Form 8-K, filed with the Commission on March 17, 2004. The purpose, duties and responsibilities of the Corporate Governance and Nominating Committee are to identify individuals qualified to become Board members (consistent with criteria approved by the Board); recommend to the Board director candidates for election at the annual meeting of stockholders; develop and recommend to the Board a set of corporate governance principles; and perform a leadership role in shaping the Company’s corporate governance. The Corporate Governance and Nominating Committee’s charter can be viewed on the SEC’s website at www.sec.gov or by going to www.maxwellshoe.com and clicking on “Site Map”, “Corporate” and “SEC EDGAR Archives: Maxwell Shoe Co. Inc.” The Corporate Governance and Nominating Committee and the Board carefully consider all director candidates recommended by its stockholders and the neither the Corporate Governance and Nominating Committee nor the Board will evaluate differently any director candidate recommendations received from the Company’s stockholders.

Compensation and Stock Option Committee. The Compensation and Stock Option Committee (the “Committee”) is comprised of Messrs. Fine, Sherman and Tiberii, each of whom is independent within the meaning of the NASD listing standards. The Committee met once during fiscal 2003. The Committee focuses on executive compensation, the administration of the Company’s stock option and stock purchase plans and making decisions on the granting of discretionary bonuses.

Communications to the Board of Directors

All stockholder communications should be directed to the Chairman of the Board, Mr. Cocozza, who will promptly convey such communications to the other members of the Board.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of Forms 3, 4 and 5 and any amendments thereto, furnished to the Company with respect to its most recent fiscal year, the Company is not aware of any director, officer, beneficial owner of more than ten percent of any class of equity securities of the Company or any other person subject to Section 16 of the Exchange Act who failed to file on a timely basis the reports required by Section 16(a) of the Exchange Act during the Company’s most recent fiscal year. The Company is relying, in one case, on Rule 16a-3(h) in determining there were no late filings during the last fiscal year.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of June 21, 2004, information relating to the beneficial ownership of Company Common Stock by each person known to the Company to be the beneficial owner of more than five percent of the outstanding shares of Company Common Stock, by each director, by each of the executive officers named below, and by all directors and executive officers as a group.

	Beneficial Ownership As of June 21, 2004 *****Class A*****
Name	Number of Shares(1)(*)		% of Class
Mark J. Cocozza	615,427	(2)	3.89%
James J. Tinagero	144,400	(3)	0.95%
Richard J. Bakos	10,900	(4)	0.07%
John F. Kelly	11,150	(5)	0.07%
Roger W. Monks	2,125	(6)	0.01%
Stephen A. Fine	60,000	(7)	0.40%
Malcolm L. Sherman	75,000	(8)	0.50%
Anthony J. Tiberii	37,500	(9)	0.25%
Wells Capital Management, Inc.	1,353,331	(10)	9.10%
Royce and Associates, LLC	830,150	(11)	5.58%
All officers and directors as a group (eight persons)	956,502		5.86%

(1)	Each executive officer and director has sole voting and investment power with respect to the shares listed. The shares owned by each person, or by the group, and the shares included in the total number of shares outstanding have been adjusted, and the percentage owned (or the percentage of common stock voting power, as the case may be) (where the percentage exceeds 1%) has been computed, in accordance with Rule 13d-3(d)(1) under the Exchange Act. The address of each of the executive officers is 101 Sprague Street, P.O. Box 37, Readville (Boston), Massachusetts 02137-0037.
(2)	Gives effect to the issuance of 615,427 shares of Company Common Stock upon exercise of currently exercisable stock options held by Mr. Cocozza.
(3)	Gives effect to the issuance of 144,400 shares of Company Common Stock upon exercise of currently exercisable stock options held by Mr. Tinagero.
(4)	Gives effect to the issuance of 10,900 shares of Company Common Stock upon exercise of currently exercisable stock options held by Mr. Bakos.
(5)	Gives effect to the issuance of 11,150 shares of Company Common Stock upon exercise of currently exercisable stock options held by Mr. Kelly.
(6)	Gives effect to the issuance of 2,125 shares of Company Common Stock upon exercise of currently exercisable stock options held by Mr. Monks.
(7)	Gives effect to the issuance of 60,000 shares of Company Common Stock upon exercise of currently exercisable stock options held by Mr. Fine.
(8)	Gives effect to the issuance of 75,000 shares of Company Common Stock upon exercise of currently exercisable stock options held by Mr. Sherman.
(9)	Gives effect to the issuance of 37,500 shares of Company Common Stock upon exercise of currently exercisable stock options held by Mr. Tiberii.
(10)	This information is based solely on a report obtained by the Company from Nasdaq-Online run on June 21, 2004. The address for Wells Capital Management, Inc. is 525 Market Street, 10th Floor, San Francisco, CA 94105-2708.
(11)	This information is based solely on a report obtained by the Company from Nasdaq-Online run on June 21, 2004. The address for Royce and Associates, LLC is 1414 Avenue of the Americas, New York, NY 10019.
(*)	On April 18, 2002 the Board approved a 3 for 2 stock split of Company Common Stock. Additional stock certificates were mailed on May 17, 2002 to stockholders of record at the close of business on May 3, 2002. Cash was paid in lieu of fractional shares. The presentation of share data herein has been adjusted retroactively for all periods presented.

ADDITIONAL INFORMATION REGARDING THE COMPANY’S MANAGEMENT

The following table sets forth certain information about the executive officers of the Company as of June 16, 2004.

Name	Age	Position	Executive Officer Since
Mark J. Cocozza	55	Chairman of the Board of Directors and Chief Executive Officer	1987
James J. Tinagero	51	Chief Operating Officer, Executive Vice President, Secretary and Director	1996
Richard J. Bakos	57	Vice President, Finance and Chief Financial Officer	1993
John F. Kelly	51	Vice President of Operations	1998
Roger W. Monks	61	Vice President, Corporate Services	2000

Mr. Mark J. Cocozza was appointed Chairman of the Board and Chief Executive Officer in April 1998. Prior to that he served as President and Chief Operating Officer from October 1993 to April 1998, and served as President of the Mootsies Tootsies division since joining the Company in 1987. Prior to joining the Company, Mr. Cocozza served as President of the Sperry Top-Sider division of the Stride Rite Corporation. Mr. Cocozza has more than thirty years experience in the footwear industry.

Mr. James J. Tinagero joined the Company as Executive Vice President in April 1996 and was appointed a Director and Secretary in 1998, and appointed Chief Operating Officer in 2000. Mr. Tinagero served as President and Director of International Sales & Marketing Corporation, a New York based consulting firm for consumer products companies from 1993 to 1996, as Executive Vice President of Bonaventure Textiles, U.S.A., a women’s apparel company from 1992 to 1993, as President of Albert Nipon, a women’s designer dress company from 1991 to 1992, and as President of Anne Klein and Company, a designer sportswear company from 1987 to 1991. From 1980 to 1987, he held various executive positions with Stride Rite Corporation.

Mr. Richard J. Bakos joined the Company in 1987 as Controller and since October 1993 has served as Vice President of Finance and Chief Financial Officer. Before joining the Company, Mr. Bakos was Group Vice President of Finance and Administration for the Bodwell Fashion Group of the Wingspread Corporation. He has more than twenty-five years experience in the apparel and footwear industry.

Mr. John F. Kelly joined the Company in 1993 as Controller and since April 1998 has served as Vice President of Operations. Prior to joining the Company, Mr. Kelly served as Director of merchandising and Controller for the wholesale division of the Stride Rite Corporation.

Mr. Roger W. Monks joined the Company in 2000 as Vice President of Corporate Services. Prior to joining the Company, Mr. Monks served as Senior Vice President, General Manager of Stride Rite Sourcing International, Inc. from 1996 to 1998, as Senior Vice President, Operations for the Keds Corporation from 1993 to 1996, and as Senior Vice President, Operations and Manufacturing for the Stride Rite Childrens Group, Inc. from 1987 to 1993. Mr. Monks has more than thirty years experience in the footwear industry.

EXECUTIVE AND DIRECTOR COMPENSATION

The following Summary Compensation Table shows compensation paid by the Company for services rendered during fiscal years ended October 31, 2003, 2002, and 2001 by the persons who served as Chief Executive Officer at any time during the last fiscal year and the four other most highly compensated executive officers of the Company who were serving as executive officers at the end of the last completed fiscal year end and whose total annual salary and bonus exceeded $100,000 in fiscal 2003 (“Named Officers”).

SUMMARY COMPENSATION TABLE

	Annual Compensation						Long Term Compensation Awards
Name and Principal Position	Year	Salary($)		Bonus($)(1)		Other Annual Compensation	Restricted Stock Award(s)($)	Securities Underlying Options/ SAR’s(#)(2)
Mark J. Cocozza Chairman of the Board and CEO	2003 2002 2001	$ $ $	672,500 650,000 578,813	$ $ $	393,000 404,000 433,000	— —	— —	100,000 — —

James J. Tinagero Chief Operating Officer, Executive Vice President, and Secretary	2003 2002 2001	$ $ $	398,475 385,000 358,313	$ $ $	223,000 239,000 266,000	— — —	— — —	35,000 52,500 —

Richard J. Bakos Vice President, Finance and CFO	2003 2002 2001	$ $ $	133,799 130,536 130,018	$ $ $	30,000 30,000 20,000	— — —	— — —	5,000 7,500 —

John F. Kelly Vice President—Operations	2003 2002 2001	$ $ $	137,083 131,250 123,458	$ $ $	32,000 30,000 30,000	— — —	— — —	5,000 7,500 —

Roger W. Monks Vice President, Corporate Services	2003 2002 2001	$ $ $	146,250 140,400 131,996	$ $ $	33,500 30,000 25,000	— — —	— — —	5,000 3,750 —

(1)	The 2003, 2002 and 2001 bonus amounts reflect senior management MIP bonuses earned under the Company’s Senior Management Incentive Plan for fiscal 2003, fiscal 2002 and fiscal 2001 and paid in fiscal 2004, 2003 and 2002, respectively.
(2)	Indicates number of shares of Company Common Stock underlying options.

Set forth below is information concerning the award of stock options under the Stock Plans (as defined below) and otherwise to the Named Officers in the fiscal year ended October 31, 2003.

OPTION GRANTS IN LAST FISCAL YEAR(5)

	Individual Grants
	Number of Securities Underlying Options Granted(#)(1)	% of Total Options Granted to Employees in Fiscal Year(2)	Exercise or Base Price($)(3)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term(4)
					5%($)	10%($)
Mark J. Cocozza	100,000	47.1%	$11.25	12/18/12	$707,506	$1,792,960
James J. Tinagero	35,000	16.5%	$11.25	12/18/12	371,441	941,304
Richard J. Bakos	5,000	2.4%	$11.25	12/18/12	35,375	89,648
John F. Kelly	5,000	2.4%	$11.25	12/18/12	35,375	89,648
Roger W. Monks	5,000	2.4%	$11.25	12/18/12	35,375	89,648

(1)	The term of the stock options is ten years. 17% of such options vest on each of the first and second anniversaries of the date of grant and 33% of the options vest on the third and fourth anniversaries of the date of grant.
(2)	A total of 212,500 options were granted to employees during fiscal 2003.
(3)	The exercise price of each option is equal to the fair market value of the underlying shares on the date of grant, December 18, 2002.
(4)	These amounts represent certain assumed rates of appreciation. Actual gains, if any, on stock option exercises depend on the future performance of the Company Common Stock, as well as the option holders’ continued employment through vesting periods. Therefore, the amounts reflected in this table will not necessarily be achieved.
(5)	In addition to the amounts shown, the following options were granted on January 30, 2004, at an exercise price of $17.50 per share of Common Stock: Mr. Cocozza received options to purchase 100,000 shares; Mr. Tinagero received options to purchase 35,000 shares; Mr. Bakos received options to purchase 7,500 shares; Mr. Kelly received options to purchase 7,500 shares; and Mr. Monks received options to purchase 5,000 shares. On February 4, 2004, at an exercise price of $16.80 per share of Company Common Stock, Mr. Monks received options to purchase 2,500 shares.

Shown below is information with respect to the exercise of options to purchase Company Common Stock by Named Officers and unexercised options to purchase Company Common Stock held by the Named Officers as of October 31, 2003.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options/SARs at FY-End(#)	Value of Unexercised In-the-Money Options/ SARs at FY End($)(1)
Name			Exercisable/ Unexercisable	Exercisable/ Unexercisable
Mark J. Cocozza	215,166	1,489,503	578,426/268,501	4,973,968/1,898,171
James J. Tinagero	9,000	48,265	118,685/114,165	894,394/780,093
Richard J. Bakos	2,200	15,583	8,775/11,225	95,745/64,005
John F. Kelly	0	0	9,025/11,225	98,662/64,005
Roger W. Monks	0	0	638/8,113	4,123/43,878

(1)	Represents the difference between the closing price of Company Common Stock on the NASDAQ National Market on October 31, 2003 ($16.00) and the exercise price of the options.

Directors’ Compensation

Directors who are employees of the Company are not compensated for serving as directors. Directors who are not employees of the Company are each paid $20,000 per annum and an additional $1,000 per meeting for attending regular and special meetings and $500 per meeting for attending committee meetings of the Board and are reimbursed for expenses incurred in attending regular, special and committee meetings. Each nonemployee director also receives an annual grant of options to purchase 7,500 shares of Company Common Stock.

Employment Agreements

Mr. Cocozza, the Company’s Chief Executive Officer and Chairman of the Board, entered into an employment agreement with the Company on August 30, 2000, as amended on September 11, 2003 (the “Cocozza Agreement”). The Cocozza Agreement expires on August 30, 2008, subject to automatic renewal each year thereafter unless either the Company or Mr. Cocozza gives the other party six months notice of its or his intention not to renew the agreement. Mr. Cocozza was compensated for the period from November 1, 2002 through the end of fiscal 2003 at an annualized base rate of $672,500. Mr. Cocozza’s bonus for fiscal 2003 was determined pursuant to the Company’s Senior Management Incentive Plan established by the Company’s Committee. The Cocozza Agreement also provides for customary perquisites.

On March 25, 2004, the Board approved Amendment No. 2 to the Cocozza Agreement, effective March 26, 2004 (the “Cocozza Amendment”). The Cocozza Agreement, as amended by the Cocozza Amendment, provides that, among other things, Mr. Cocozza may terminate his employment, and such termination would be deemed a termination by the Company other than for Cause (as defined in the Cocozza Agreement), if upon or following a Change of Control (as defined in the Cocozza Agreement), Mr. Cocozza is not the Chief Executive Officer and President of an issuer whose common shares are either listed on the New York Stock Exchange or quoted on the NASDAQ National Market. If the Second Revised Offer is consummated, there will be a Change of Control. The Company will provide Mr. Cocozza and his spouse certain health benefits following his termination of employment with the Company until the age of 65 as well as long-term care insurance. In addition, if the Company terminates the Cocozza Agreement or terminates Mr. Cocozza without Cause during the period beginning on the date of the occurrence of certain events that could potentially lead to a Change of Control and ending on the date that is two years after a Change of Control directly or indirectly resulting from such events, Mr. Cocozza or his beneficiary, as the case may be, shall be entitled to receive additional compensation, including a lump-sum payment equal to three times Mr. Cocozza’s Average Annual Compensation (as defined in the Cocozza Agreement, as amended by the Cocozza Amendment) and a continuation of benefits for three years after the termination date, as further described in the Cocozza Agreement, as amended by the Cocozza Amendment. The Cocozza Amendment also clarifies Mr. Cocozza’s severance compensation upon termination by the Company other than for Cause or upon termination by the Company in connection with a Change of Control to provide that the severance compensation shall not take into account any income, value or other amount associated with the Company’s stock option plans or any grants or exercises thereunder, any exercises of warrants to purchase Company stock or any sales of securities acquired upon exercise or conversion of stock options or warrants. The lump-sum payment may be increased by certain amounts that are taken into account in determining whether Mr. Cocozza would be subject to the excise tax provision pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended. The Cocozza Amendment also reduces the non-competition period for Mr. Cocozza to 12 months and provides that the non-competition period will commence with the earlier of the date of termination of Mr. Cocozza’s employment (other than due to expiration of the Cocozza Agreement), or, if a Change of Control has occurred, the earlier of the date that the Company enters into an agreement, the consummation of which would constitute a Change of Control, or the date that the Company or any person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change of Control.

Mr. Tinagero, the Company’s Chief Operating Officer, Executive Vice-President and Secretary, entered into an employment agreement with the Company commencing on August 31, 2003 (the “Tinagero Agreement”) on terms substantially similar to the terms of his prior agreement. The Tinagero Agreement expires on August 30, 2006, subject to automatic renewal each year thereafter unless either the Company or Mr. Tinagero gives the other party six months notice of its or his intention not to renew the agreement. Mr. Tinagero was compensated for the period from November 1, 2002 through the end of fiscal 2003 at an annualized base rate of $398,475. Mr. Tinagero’s bonus for fiscal 2003 was determined pursuant to the Company’s Senior Management Incentive Plan established by the Company’s Committee. The Tinagero Agreement also provides for customary perquisites.

On March 25, 2004, the Board of the Company approved Amendment No. 1 to the Tinagero Agreement, effective March 26, 2004 (the “Tinagero Amendment”). The Tinagero Agreement, as amended by the Tinagero Amendment, provides that, among other things, Mr. Tinagero may terminate his employment, and such termination would be deemed a termination by the Company other than for Cause (as defined in the Tinagero Agreement), if upon or following a Change of Control (as defined in the Tinagero Agreement), Mr. Tinagero is not the Chief Operating Officer and Executive Vice-President of an issuer whose common shares are either listed on the New York Stock Exchange or quoted on the NASDAQ National Market. If the Second Revised Offer is consummated, there will be a Change of Control. In addition, if the Company terminates the Tinagero Agreement or terminates Mr. Tinagero without Cause during the period beginning on the date of the occurrence of certain events that could potentially lead to a Change of Control and ending on the date that is two years after a Change of Control directly or indirectly resulting from such events, Mr. Tinagero or his beneficiary, as the case may be, shall be entitled to receive additional compensation, including a lump-sum payment equal to three times Mr. Tinagero’s Average Annual Compensation (as defined in the Tinagero Agreement, as amended by the Tinagero Amendment) and a continuation of benefits for three years after the termination date, as further described in the Tinagero Agreement, as amended by the Tinagero Amendment. The Tinagero Amendment also clarifies Mr. Tinagero’s severance compensation upon termination by the Company other than for Cause or upon termination by the Company in connection with a Change of Control to provide that the severance compensation shall not take into account any income, value or other amount associated with the Company’s stock option plans or any grants or exercises thereunder, any exercises of warrants to purchase Company stock or any sales of securities acquired upon exercise or conversion of stock options or warrants. The lump-sum payment may be increased by certain amounts that are taken into account in determining whether Mr. Tinagero would be subject to the excise tax provision pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended. The Tinagero Amendment also provides that the non-competition period will commence with the earlier of the date of termination of Mr. Tinagero’s employment (other than due to expiration of the Tinagero Agreement), or, if a Change of Control has occurred, the earlier of the date that the Company enters into an agreement, the consummation of which would constitute a Change of Control, or the date that the Company or any person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change of Control.

The Company entered into a Change of Control Severance Agreement with Mr. Richard J. Bakos, Vice President, Finance and Chief Financial Officer of the Company, on April 8, 1999, which was subsequently extended through April 8, 2005 (the “Bakos Agreement”). In the event there is a Change of Control (as defined in the Bakos Agreement) at any time prior to April 8, 2005, Mr. Bakos shall be entitled to receive certain Severance Benefits (as defined in the Bakos Agreement), including, a lump-sum payment equal to two times his average annual total compensation (including any bonus and benefits accrued during the relevant period) earned during the five-year period immediately preceding the effective date of the Change of Control, but only if: (i) his employment by the Company or its successor is terminated by the Company or its successor without Cause (as defined in the Bakos Agreement) during the two years after the occurrence of a Change of Control; or (ii) Mr. Bakos terminates his employment for Good Reason (as defined in the Bakos Agreement) during the two years following the Change of Control. The Severance Benefits may be increased by certain amounts that are taken into account in determining whether Mr. Bakos would be subject to the excise tax provision pursuant to Section 4999 of the Internal Revenue Code. If the Second Revised Offer is consummated, there will be a Change of Control.

Management Retention Plan

The Management Retention Plan of the Company (the “Retention Plan”), was adopted by the Board on March 25, 2004. The Retention Plan covers approximately 32 key management employees and officers of the Company, including John F. Kelly, the Company’s Vice President of Operations, and Roger W. Monks, the Company’s Vice President, Corporate Services, who are both executive officers of the Company. Messrs. Cocozza, Tinagero and Bakos are ineligible to participate in the Retention Plan.

The Retention Plan was adopted in order to reinforce and encourage continued attention and dedication of key employees to their assigned duties without the distraction arising from the possibility of a change of control. The Retention Plan provides participants with certain severance benefits upon Involuntary Termination (as defined in the Retention Plan) of employment within the two-year period following a Change of Control (as defined in the Retention Plan). Such severance benefits include a severance payment ranging from 50% to 200% of the participant’s annual salary plus annual bonus and limited benefits continuance for a term ranging from six months to two years. Each of Messrs. Kelly and Monks would be entitled to a severance payment of 200% of his annual salary plus annual bonus and continued benefits for two years. The participants in the Retention Plan are entitled to the greater of the after-tax amount of severance or severance-type benefits to which he or she may be entitled pursuant to the Retention Plan or any other Company-sponsored plan, practice or arrangement. The Retention Plan expires on December 31, 2005, unless earlier terminated by the Board or unless a Change of Control has previously occurred, in which case, the Retention Plan will terminate on the date that all obligations of the Company under the Retention Plan have been satisfied. The Board may also extend the term of the Retention Plan.

Profit Sharing Plan

The Company established a 401(k) Profit Sharing Plan effective January 1, 1991 (the “Plan”). After the attainment of age 21 and the completion of six months of service, an employee becomes a participant in the Plan at the beginning of the next calendar quarter. Contributions made to the Plan by the Company are in the form of 401(k) contributions elected by the participants, and a discretionary profit sharing contribution in an amount determined each year by the Company. The Plan document governing the Plan is in the form of a NABEP Prototype Defined Contribution Retirement Plan and Non-Standardized Profit Sharing CODA Adoption Agreement.

1994 Stock Incentive Plan, as amended

The 1994 Stock Incentive Plan, as amended (the “1994 Stock Plan”) was approved by the Board and the stockholders of the Company on January 30, 1994. Every employee of the Company or any of its subsidiaries is eligible to be considered for the grant of awards under the 1994 Stock Plan. As of February 24, 2004, the Company had approximately 150 such eligible employees. The 1994 Stock Plan authorizes the Committee to enter into any type of arrangement with an eligible employee that, by its terms, involves or might involve the issuance of Company Common Stock, or any other security or benefit with a value derived from the value of the Company Common Stock. The 1994 Stock Plan also provides for the automatic grant of options to nonemployee directors of the Company. See “Nonemployee Director Options.”

The maximum number of shares of Company Common Stock that may be issued pursuant to Incentive Options granted under the 1994 Stock Plan is 2,475,000. The maximum number of shares of Company Common Stock that may be issued pursuant to all awards (including Incentive Options) and Nonemployee Director Options granted under the 1994 Stock Plan is 2,475,000. As of June 21, 2004, there were 2,660,615 options granted (255,000 for nonemployee directors), 958,918 options exercised, 185,615 options canceled, 1,516,082 options outstanding, and 0 options available for future grant under the 1994 Stock Plan. Outstanding options are exercisable at prices varying from $0.67 to $17.50 per share.

Under the terms of the form of Employee Non-Qualified Stock Option Agreement approved by the Committee pursuant to the 1994 Stock Plan, if an employee is terminated without Cause (as defined therein) within one year after a Change of Control (as defined therein), then the portion of the option that has not vested on or prior to the date on which the employee is terminated shall fully vest as of such date and the option shall terminate upon the earlier of the expiration date (as defined therein) or the ninetieth day following the date on which the employee is terminated. Notwithstanding the foregoing, the option shall become fully exercisable immediately prior to, and shall terminate upon, the consummation of any of the following: (i) a liquidation or dissolution of the Company; (ii) a reorganization, merger or consolidation of the Company (other than a reorganization, merger or consolidation the sole purpose of which is to change the Company’s domicile solely within the United States) the consummation of which results in the outstanding securities then subject to the option being exchanged for or converted into cash, property and/or different kinds of securities, unless such event shall have been affirmatively recommended to the stockholders of the Company by the Board of Directors and the terms of such event shall provide that the option shall continue in effect thereafter on terms substantially similar to those under the 1994 Stock Plan; or (iii) a sale of all or substantially all of the property and assets of the Company, unless the terms of such sale shall provide otherwise. Pursuant to the Merger Agreement, each outstanding and unexercised option to purchase Company Common Stock will be cancelled in the Merger and converted into the right to receive cash consideration equal to the difference, per option to purchase one share of Company Common Stock, between $23.25 and the exercise price of such option.

2003 Stock Incentive Plan

The 2003 Stock Incentive Plan (the “2003 Stock Plan”, and together with the 1994 Plan, the “Stock Plans”) was approved by the Board and the stockholders of the Company on April 10, 2003. Every employee of the Company or any of its subsidiaries is eligible to be considered for the grant of awards under the 2003 Stock Plan. As of February 24, 2004, the Company had approximately 150 such eligible employees. The 2003 Stock Plan authorizes the Committee to enter into any type of arrangement with an eligible employee that, by its terms, involves or might involve the issuance of Company Common Stock, or any other security or benefit with a value derived from the value of the Company Common Stock. The 2003 Stock Plan also provides for the automatic grant of options to nonemployee directors of the Company. See “Nonemployee Director Options.”

Under the terms of the form of Employee Nonqualified Stock Option Agreement approved by the Committee pursuant to the 2003 Stock Plan, in the event an employee is terminated without Cause (as defined therein) within one year after a Corporate Transaction (as defined therein), then the portion of the option, if any, that has not vested on or prior to the date on which the employee is terminated shall fully vest as of such date and the option shall terminate upon the earlier of the Expiration Date (as defined therein) or the ninetieth day following the date on which the employee is terminated. Notwithstanding the foregoing, the option shall become fully exercisable immediately prior to, and shall terminate upon, the consummation of a Corporate Transaction. Pursuant to the Merger Agreement, each outstanding and unexercised option to purchase Company Common Stock will be cancelled in the Merger and converted into the right to receive cash consideration equal to the difference, per option to purchase one share of Company Common Stock, between $23.25 and the exercise price of such option.

The maximum number of shares of Company Common Stock that may be issued pursuant to Incentive Options granted under the 2003 Stock Plan is 750,000. The maximum number of shares of Company Common Stock that may be issued pursuant to all awards (including Incentive Options) and Nonemployee Director Options granted under the 2003 Stock Plan is 750,000. As of June 21, 2004, there were 226,445 options granted, 0 options exercised, 0 options canceled, 226,445 options outstanding, and 523,555 options available for future grant under the 2003 Stock Plan. Outstanding options are exercisable at prices varying from $16.80 to $22.58 per share.

The purposes of the Stock Plans are to enable the Company and its subsidiaries to attract, retain and motivate their employees and consultants by providing for or increasing their proprietary interest in the Company, and to attract, retain and motivate the nonemployee directors of the Company and further align their interest with those of the Company’s stockholders by providing for or increasing the proprietary interest of such directors in the Company.

The Stock Plans are administered by the Committee. The members of the Committee are appointed by the Board and serve on the Committee until replaced. The Committee determines, within the limitations of the Stock Plans, which eligible employees of the Company shall be recommended for awards under the Stock Plans, the terms and conditions of such grant or sale and the number of shares to be optioned or sold. In addition, the Committee has the sole authority to (i) adopt, amend and rescind rules and regulations for the administration of the Stock Plans, (ii) construe and interpret the Stock Plans, the rules and regulations regarding the Stock Plans, and the agreements evidencing awards under the Stock Plans, (iii) determine the terms and conditions of the Nonemployee Director Options (as defined below) that are automatically granted pursuant to the Stock Plans, and (iv) make all other determinations deemed necessary or advisable for the administration of the Stock Plans. Commencing November 1, 1996, option grants have been and will be recommended by the Committee to the full Board, if required, for approval in order for such option grants to comply with rules promulgated by the Commission. For federal income tax purposes, the maximum compensation payable under the Stock Plans during the term of the Stock Plans and all awards granted thereunder is equal to the aggregate number of shares for which awards may be granted under the Stock Plans multiplied by the fair market value of the Company Common Stock on the relevant measurement date (which generally will be the exercise date in the case of an option that is not an incentive stock option as described below).

The Stock Plans are not subject to any provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”) and are not required to be qualified under Section 401(a) of the Internal Revenue Code (the “Code”).

Nonemployee Director Options

Each person who becomes a nonemployee director after the effective date of the Stock Plans will automatically be granted, upon becoming a nonemployee director, a Nonemployee Director Option (as hereinafter defined) to purchase 7,500 shares of Company Common Stock. Thereafter, each year, on the first business day following the date of the annual meeting of stockholders of the Company, or any adjournment thereof, at which directors of the Company are elected, each nonemployee director will automatically be granted an immediately exercisable option (a “Nonemployee Director Option”) to purchase 7,500 shares of Common Stock.

Each Nonemployee Director Option granted under the Stock Plans will be exercisable in full upon the date of grant of such Nonemployee Director Option. Each Nonemployee Director Option granted under the Stock Plans will expire upon the first to occur of the following: (1) the second anniversary of the date upon which the optionee shall cease to be a nonemployee director; or (2) the tenth anniversary of the Date of Grant (as defined under the Stock Plans) of such Nonemployee Director Option. On September 14, 2000, the Board amended the 1994 Stock Plan so that, notwithstanding the foregoing, effective November 1, 1999, section (1) of the preceding sentence shall not apply to Nonemployee Director Options granted to a nonemployee director who has served on the Board for five or more years as of the date he or she ceases to serve on the Board.

COMPENSATION AND STOCK OPTION COMMITTEE REPORT

The Committee determines executive officers’ salaries and bonuses and administers and recommends grant awards under the Stock Plans.

Summary of Compensation Policies for CEO and Executive Officers

The Company’s philosophy is to maintain compensation programs which attract, retain and motivate senior management with economic incentives, which are linked to financial performance and increased stockholder value. The key elements of the Company’s executive compensation program consist of a base salary, potential for an annual bonus directly linked to overall Company performance and the grant of stock options and other stock incentive awards intended to align executive officer and stockholder economic interests. Generally, in formulating compensation arrangements for executives other than the Chief Executive Officer, the Committee solicits recommendations from the Chief Executive Officer, which it considers, modifies and approves.

Salaries

The Committee was formed in May 1994 after the Company’s initial public offering. For fiscal 2003, the Committee established salaries at levels that reflect the Committee’s assessment of prevailing salary levels among companies in footwear and related industries and considered each executive’s level of responsibility, talent and skills. The base salary of Mr. Cocozza and Mr. Tinagero are subject to the terms of employment agreements between Mr. Cocozza, Mr. Tinagero and the Company, respectively. A new employment agreement between Mr. Cocozza and the Company was entered into August 2000. On September 11, 2003 and March 25, 2004, Mr. Cocozza’s employment agreement was amended. On February 4, 2003, the Board of Directors of the Company approved a new three-year employment agreement with Mr. Tinagero which commenced August 31, 2003, with terms substantially similar to the terms of his existing employment agreement. On March 25, 2004, Mr. Tinagero’s employment agreement was amended. See “Employment Agreements.”

Performance Bonuses

The payment of performance bonuses to the Company’s executive officers is a significant element of the Company’s executive compensation program. Performance bonuses are designed to reward executive officers for the achievement of corporate goals and individual performance in achieving such goals and to compensate executive officers on the basis of the Company’s financial results. Performance bonuses during fiscal 2003 were based on specific formulae linked to the financial results of the Company as specified in the Company’s Senior Management Incentive Plan. Under this plan, executive officers may earn up to 100% of their salary as a bonus upon the Company attaining predetermined net income and return on asset goals. In fiscal 2003, the percentage of salary paid as a bonus under such plan was 47.3%.

Stock Incentive Awards

Stock incentive awards are also an important element of the Company’s executive officer compensation program. Such awards are designed to strengthen management’s long-term perspective on the Company’s performance. Compensation derived from stock options or other stock-based awards are intrinsically related to long-term corporate performance and stockholder value. Stock-based incentive awards are awarded at the discretion of the Committee based on a variety of factors, including the executive officer’s level of responsibility and such officer’s ability to affect stockholder value, as well as the officer’s demonstrated past and expected future performances. The Committee also takes into consideration prior stock option awards to the executive officer and the individual’s overall equity position in the Company. The Committee believes that stock options and stock ownership by the Company’s executive officers, as well as other members of the Company’s senior management, other key employees and nonemployee directors, are essential elements in aligning the interests of these individuals with those of the stockholders and thereby enhancing stockholder value. Each of the options so granted vests and becomes exercisable incrementally over a four-year period or five-year period. The four-year and five-year vesting schedules associated with the options assure the long-term nature of this incentive compensation tool.

CEO Compensation

The Committee believes the Chief Executive Officer’s compensation should be heavily influenced by the Company’s performance. In evaluating the compensation of Mr. Cocozza, the Company’s Chief Executive Officer, the Committee considered the financial results of the Company, the compensation paid to executives in similar positions in the footwear industry, and Mr. Cocozza’s contribution to and length of service with the Company. The Committee also considered the substantial equity interest in the Company held by Mr. Cocozza and recognized that this equity interest serves to substantially align Mr. Cocozza’s incentives with those of the Company’s other stockholders. Based on these factors, the Committee approved Mr. Cocozza’s fiscal 2003 base salary. As discussed above with respect to the payment of performance bonuses, the amount of Mr. Cocozza’s bonus for fiscal 2003 was based on the formula specified in the Company’s Senior Management Incentive Plan and the Company’s Acquisition Bonus Plan.

Beginning in 1994, federal law generally disallows the corporate tax deduction for certain compensation paid in excess of $1,000,000 annually to each of the chief executive officer and the four other most highly paid executive officers of publicly held companies. One of the exceptions to the deduction limit is for “performance-based compensation.” To qualify as “performance-based,” compensation payments must be made from a plan that is administered by a committee of outside directors. In addition, the material terms of the plan must be disclosed to and approved by stockholders, and the committee must certify that the performance goals were achieved before payments can be awarded.

The Committee intends to design the Company’s compensation programs to conform with the legislation and final regulations so that total compensation paid to any employee will not exceed $1,000,000 in any one year, except for compensation payments in excess of $1,000,000, which qualify as “performance-based” or are otherwise exempt. However, the Company may pay compensation, which is not deductible in limited circumstances when prudent management of the Company so requires.

Summary

The Committee believes that the current compensation arrangements provide the Chief Executive Officer and the other executive officers with incentive to perform at superior levels and in a manner that is directly aligned with the economic interests of the Company’s stockholders.

Members of the Compensation and Stock Option Committee:

Stephen A. Fine

Malcolm L. Sherman

Anthony J. Tiberii

February 27, 2004

The above report of the Committee will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933 or the Exchange Act, except to the extent that the Company specifically incorporates the same by reference.

Additional Information with respect to Compensation Committee Interlocks and Insider Participation in Compensation Decisions

The Company is not aware of any interlocks or insider participation required to be disclosed pursuant to the Exchange Act.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is comprised solely of independent directors, as defined in and required by the NASD listing standards, and it operates under a written charter adopted by the Board of Directors on June 19, 2003, which was filed as Appendix A to the Company’s proxy statement on Schedule 14A, filed with the Commission on February 27, 2004. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.

As described more fully in its charter, the purpose of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Company engaged KPMG LLP as its new independent accountants with the engagement commencing as of August 11, 2003; prior to such engagement, Ernst & Young LLP served as the Company’s independent accountants. See “Change in Company’s Certifying Accountant.” Such engagement was recommended and approved by the Audit Committee.

The Audit Committee reviewed with KPMG LLP, which is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States, its judgment as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States.

The Company’s independent auditors also provided the Company with the written disclosures required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”, and the Audit Committee discussed with the independent auditors that firm’s independence.

The Audit Committee discussed with the Company’s independent auditors the overall scope and plans for their audits. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended October 31, 2003, for filing with the Securities and Exchange Commission.

Members of the Audit Committee:

Anthony J. Tiberii, Chair

Stephen A. Fine

Malcolm L. Sherman

February 27, 2004

Change in Company’s Certifying Accountant

Previous Independent Accountant

Effective August 11, 2003, the Company dismissed Ernst & Young LLP as its independent accountants. The reports of Ernst & Young LLP on the Company’s consolidated financial statements for the past two years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. The Company’s Audit Committee participated in and approved the decision to change independent accountants. In connection with its audits for the Company’s two most recent fiscal years and through the date hereof, there have been no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused them to make reference to the subject matter of the disagreement in connection with their reports. During the Company’s two most recent fiscal years and through the date hereof, there have been no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

New Independent Accountant

The Company has engaged KPMG LLP as its new independent accountants with the engagement commencing as of August 11, 2003. Such engagement was recommended and approved by the Company’s Audit Committee. During the Company’s two most recent fiscal years and through the date hereof, the Company has not consulted with KPMG LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report nor oral advice was provided by KPMG LLP to the Company that KPMG LLP concluded was an important factor considered by the Company in reaching a decision as to an accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

Audit Fees

During the fiscal year ended October 31, 2003, the Company incurred fees from its independent auditors, KPMG LLP of $121,000 and Ernst & Young LLP, $13,517, respectively, for services rendered for the audit of the Company’s annual financial statements. During the fiscal year ended October 31, 2002, the Company paid its independent auditors, Ernst & Young LLP, $124,705 for the same services.

Audit-Related Fees

During the fiscal year ended October 31, 2003, the Company paid Kirkland Albrecht & Fredrickson, PC $7,500 for services rendered for the audit of the Company’s 401K Plan. In addition, the Company paid Ernst & Young LLP $11,140 for services related to the change in independent auditors and required Securities and Exchange Commission filings. During the fiscal year ended October 31, 2002, the Company paid Ernst & Young LLP $10,000 for services rendered for the audit of the Company’s 401K Plan.

Tax Fees

During the fiscal year ended October 31, 2003, the Company paid Ernst & Young LLP $73,000 for services rendered for tax compliance, tax advice and planning. In addition, the Company paid Kirkland Albrecht & Fredrickson, PC $8,200 for tax planning services. During the fiscal year ended October 31, 2002, the Company paid Ernst & Young LLP $96,330 for services rendered for tax compliance, tax advice and planning.

All Other Fees

No other fees were billed for the fiscal years ended October 31, 2003 or October 31, 2002.

Pre-Approval Policies and Procedures

The Audit Committee has implemented a pre-approval policy and procedures to approve in advance all audit services to be provided by the Company’s outside auditor. 100% of the services described above were pre-approved by the Audit Committee pursuant to its pre-approval policy and procedures.

LEGAL PROCEEDINGS

On March 23, 2004, Peshi & Associates, who purports to be a stockholder of the Company, filed a putative class action suit in the Delaware Court of Chancery against the Company and several of its officers and directors alleging that the defendants breached their fiduciary duties in connection with the Company’s response to Jones’s tender offer. Plaintiff seeks injunctive and declaratory relief and an accounting. The Company believes that the claims and allegations asserted in the foregoing putative class action suit are without merit and intends to vigorously defend against the lawsuit.

STOCK PRICE PERFORMANCE GRAPH

Comparison of Five Year Cumulative Total Return

Among Maxwell Shoe Company Inc. Common Stock,

NASDAQ Stock Market Index and Peer Group Index(1)

The Stock Price Performance Graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this information statement into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

ASSUMES $100 INVESTED ON NOVEMBER 1, 1998

ASSUMES DIVIDENDS REINVESTED

FISCAL YEAR ENDING OCTOBER 31, 2003

	Fiscal Year Ending
Company/Index/Market	10/30/1998	10/29/1999	10/31/2000	10/31/2001	10/31/2002	10/31/2003
Maxwell Shoe Company Inc.	100.00	73.40	94.68	120.76	140.35	204.15
Customer Selected Stock List	100.00	121.27	155.46	85.70	136.71	196.27
Nasdaq Market Index	100.00	165.06	194.13	97.35	78.33	113.76

(1)	The Company has selected a peer group index from a group of peer issuers in good faith because the Media General Industry Group 552-Footwear Index, formerly used by the Company in completing the Performance Graph, is no longer a published industry index. Hence, the Company has not included the Media General Industry Group 552-Footwear graph in the Performance Graph above. The peer group index selected by the Company consists of public companies in the women’s and children’s fashion footwear industry having annual net revenues of less than $600 million. Stockholder return for each component issuer in the peer group is weighted to reflect such issuer’s market capitalization at the beginning of each period shown. The peer group companies consist of Candie’s Inc., Deckers Outdoor Corporation, Kenneth Cole Productions, Inc., Steven Madden, Ltd., Rocky Shoes & Boots, Inc. and The Stride Rite Corporation.